Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400
BARNWELL INDUSTRIES, INC. REPORTS RECEIPT OF OPTION PAYMENT
     HONOLULU, HAWAII, November 23, 2005 — Barnwell Industries, Inc., (ASE-BRN) today reported the receipt of an option payment.
     Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are very pleased to report that Kaupulehu Developments, Barnwell’s 77.6% owned land development partnership, received $2,875,000, encompassing the fifth payment due on December 31, 2005 and an advance portion of the sixth payment due on December 31, 2006 of the ten scheduled option payments relating to the development rights within Hualalai Resort. The remaining payments are due on each December 31 of years 2006 to 2010. If any annual option payment is not made, the then remaining development right options will expire. There is no assurance that any portion of the remaining options will be exercised.”
     The information contained in this press release contains “forward-looking statements”, which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,.” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.